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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

      SUITE101.COM, INC. ANNOUNCES INDIAN GOVERNMENT CONSENT OBTAINED FOR
                       GEOGLOBAL ACQUISITION COMPLETION.

Toronto, Ontario, Canada., August 13, 2003 - Suite101.com, Inc. (OTC BB: BOWG) announced today that GeoGlobal Resources (India) Inc. (GeoGlobal) has received the necessary consent from the Government of India to proceed with the acquisition by Suite101.com, Inc. (the "Company") of all the outstanding capital stock of GeoGlobal.

On April 4, 2003, the Company announced that it had entered into an agreement to acquire all the outstanding capital stock of GeoGlobal, subject, among other things, to GeoGlobal receiving the consent to the transaction from the Government of India. The Company anticipates that the remaining closing conditions, which include primarily the delivery of closing certificates and the continued accuracy as of the closing date of the parties' representations and warranties, will be met and the transaction completed shortly.

GeoGlobal holds a net 5% carried interest in the oil and gas exploration block KG-OSN-2001/03, also referred to as Block 7 under National Exploration Licensing Policy III (NELP III), offshore the east coast of India covering approximately 457,000 acres. GeoGlobal's interest will be carried for 100% of its entire share of any costs during the exploration phase prior to the start date of initial commercial production.

As was described in the Company's April 4, 2003 press release, the shares of GeoGlobal are to be acquired from Mr. Jean Paul Roy in exchange for shares of the Company's common stock and a promissory note.

There can be no assurance that exploratory drilling intended to be conducted on the exploration block will result in any discovery of hydrocarbons or that any hydrocarbons as are discovered will be in commercially recoverable quantities. In addition, the realization of any revenues from commercially recoverable hydrocarbons is dependent upon the ability to deliver, store and market any hydrocarbons that are discovered. The presence of hydrocarbon reserves on contiguous properties is no assurance or necessary indication that hydrocarbons will be found on BlockKG-OSN-2001/3. The block is a highly speculative exploration opportunity. Pursuing the transaction will involve material risks to the Company and will result in material dilution to the Company's stockholders.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of Suite101.com, Inc., its directors, or its officers with respect to the future business plans and activities of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future business activities

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or changes in those activities and involve risks and uncertainties. There are numerous risks and uncertainties involved in the Company's agreement to acquire the unproved minority interest in the exploration area, including the possibilities that a closing under the definitive agreement does not occur, that no discoveries of hydrocarbons are made on the exploration block or, if discovered, that such discoveries are not determined to be commercially productive. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company's plans and intentions. There can be no assurance that any transaction will be entered into, will be commercially successful or result in revenues to the Company. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov.


CONTACT:
Brent Peters, Chief Financial Officer
Suite101.com, Inc.
Tel:  416-628-5901
Fax:  416-628-5911


PressReleases/2003/August 13, 2003

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